                                 AMENDMENT NO. 1

              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                           MATRIX CAPITAL CORPORATION

     This Amendment is made by Matrix Bancorp, Inc., formerly known as Matrix
Capital Corporation (the "Company").

     WHEREAS, the Company adopted the Plan effective as of January 1, 1995 for the purpose of granting equity compensation incentives to employees, consultants, advisors and directors of the Company and its subsidiaries; and

     WHEREAS, the Plan was most recently amended and restated in its entirety effective in September 1996 (the "1996 Restatement"); and

     WHEREAS, the Company now desires to amend the 1996 Restatement to provide that the number of shares of Common Stock issuable under the 1996 Restatement is increased to 750,000 from 525,000.

     NOW, THEREFORE, the 1996 Restatement is amended as follows:

     A.   The figure of 525,000 in Section 3(a) of the 1996 Restatement is hereby replaced by the figure of 750,000.

     B.   This Amendment is effective as of May 26, 2000. In all other respects the Plan Shall remain in effect.

     IN WITNESS WHEREOF, this Amendment is adopted this 26th day of May, 2000.

                                    Matrix Bancorp, Inc.
                                    "Company"

                                    By:    /s/ T. Allen McConnell
                                           T. Allen McConnell, Secretary